UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): September 25, 2009

BIDGIVE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-49999	13-4025362
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3538 Caruth Blvd., Suite 200 Dallas, Texas 75225
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (972) 943-4185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Appointment of Directors

On September 25, 2009, pursuant to Article III, Section 2 of the Bylaws of Bidgive International, Inc., (the “Company”), a Delaware corporation, the Board of Directors (the “Board”) of the Company voted to increase the size of the Board from three to six individuals.  Subsequent to the increase in the size of the Board, the following three individuals were appointed by the Board to fill the vacancies created by the increase in its size: Stan Battat, Stephen Clevett, and Robert McGuire.

Stan Battat – Director. Stan Battat, age 65, began sourcing products from Asia in late 1970's starting in Korea and migrating to Taiwan and China.  Major products that Mr. Battat has sourced include consumer electronics, car stereos, CCTV’s and battery operated products specializing in batteries of all chemistries. During his work as a product sourcer, Mr. Battat supplied directly or through third parties numerous Fortune 500 companies including Honeywell (worldwide), the U.S. Navy, Sears, Home Depot, Radio Shack, and Pride Mobility Scooter Store and became sole international sourcing agent for Universal Power Group (AMEX: UPG) helping build the company from $3 million to $120 million in annual sales.  Mr. Battat has completed various undergraduate work at the University of Melbourne, Australia.

Steven Clevett – Director. Mr. Steven Clevett, age 47, is a recognized leader in the energy sector with over two decades of commercial transaction experience acquiring, developing, financing and restructuring projects for both domestic and international clients, as well as leading a broad array of merger and acquisition activities on both the buy and sell side. His credentials include key management, development and project finance roles in dozens of large-scale power generation projects with an aggregate value in excess of $1.4 billion as well as several well-publicized energy sector mergers and acquisitions. Mr. Clevett currently serves as Executive Vice President of Premier Power Renewable Energy, Inc., a leading global integrator of large and small scale solar photovoltaic and thermal power systems to commercial, governmental and residential customers throughout North America and Europe.  The company trades on the OTC Bulletin Board under the symbol PPRW.OB.  Prior to joining Premier Power, Mr. Clevett served as President and Chief Executive Officer of the Optimira Energy Group a leading energy services company (ESCO). He held various positions within the Bechtel Enterprises Group; including director of corporate development at U.S. Generating Company and asset manager of on-site cogeneration projects for multinational industrials. Mr. Clevett started his career as an engineer for Hess Corporation at the St. Croix refinery. Mr. Clevett holds an M.B.A. from Rutgers Graduate School of Management and a Bachelor of Engineering from Stevens Institute of Technology.

Robert McGuire – Director. Robert McGuire, has a BS degree from Loyola University and Graduate studies at UCLA. Mr. McGuire was a co-founder of Computer Data Corp that merged with Cognitronics Corp in time for their IPO and listing on AMEX.   Additionally, Mr. McGuire purchased an electronic assembly facility in Taipei, Taiwan and was a co-founder of Hampton Court Knits (#1 selling women’s tennis dress line) in 1970’s, as well as a co-founder of The Aristos Group and as Chairman, initiated both the manufacturing light bulbs in Bangladesh and the import/export into Taiwan, Hong Kong, Vietnam, Singapore and into the Indian sub-continent.  Mr. McGuire has also served as the President of Borani International an R & D ophthalmic lens developer in California, which was eventually sold to our Turkey licensee with a manufacturing plant for Istanbul. Has participated as an officer & director in several other ventures including both public and private companies.

The Company does not have any employment agreements with the newly elected directors.  Additionally, there were no transactions during the last two years, or proposed transactions, to which the Company was or is to be a party, in which the new director or officers had or is to have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Bidgive International, Inc. (Registrant)

Date: September 25, 2009	/s/ James P. Walker, Jr., President